Exhibit 5.1

February 11, 2021

AYRO, Inc.

900 E. Old Settlers Boulevard

Suite 100

Round Rock, TX 78664

Re:	AYRO, Inc.
Registration Statement on Form S-3, Registration No. 333-251001

Ladies and Gentlemen:

We have acted as counsel to AYRO, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”), of the Company’s prospectus supplement, dated January 25, 2021 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3, Registration No. 333-251001, initially filed by the Company with the Commission on November 27, 2020, as thereafter amended or supplemented, declared effective on December 2, 2020 (the “Registration Statement”). The Prospectus Supplement relates to the proposed sale of 4,400,001 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (ii) options (the “Options”) to purchase an aggregate of up to 3,300,000 shares on or before February 16, 2022 (the “Option Shares,” and, the Option Shares together with the Shares and the Options, the “Securities”), pursuant to that certain Securities Purchase Agreement, dated as of February 11, 2021, by and among the Company and the investors named therein (the “Securities Purchase Agreement”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended and/or restated as of the date hereof (the “Company Charter Documents”), (ii) certain resolutions of the Board of Directors of the Company and a committee thereof related to the filing of the Registration Statement and the Prospectus Supplement, the authorization and issuance of the Securities and related matters (the “Resolutions”), (iii) the Registration Statement and all exhibits thereto, (iv) the Prospectus Supplement and the base prospectus, dated December 2, 2020, included in the Registration Statement (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), (v) the Securities Purchase Agreement, (vi) the specimen Common Stock certificate, (vii) a certificate executed by an officer of the Company, dated as of the date hereof, and (viii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

Haynes and Boone, LLP

Attorneys and Counselors

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Phone: 212.659.7300

Fax: 212.918.8989

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have also assumed that (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the Resolutions will not have been modified or rescinded; (iii) there will be sufficient shares of Common Stock authorized under the Company Charter Documents and not otherwise reserved for issuance; and (iv) there will not have occurred any change in law or in the Company Charter Documents of the Company adversely affecting the Option Shares or the rights of the holders thereof.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect (the “DGCL”).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	Upon payment and delivery in accordance with the Securities Purchase Agreement approved by the Board of Directors of the Company, the Shares will be validly issued, fully paid and nonassessable.

2.	The Options constitute valid and binding obligations of the Company and are enforceable against the Company in accordance with their terms.

3.	The Option Shares, when issued in accordance with the terms of the Options, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission. We further consent to the reference to our firm under the caption “Legal Matters” in the Prospectus on the date hereof constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

HAYNES AND BOONE, LLP